STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Coroware, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that Certificate of Incorporation of this corporation be amended by changing the first paragraph of Article Fourth of the Certificate of Incorporation so that, as amended, said Article shall be and read as follows:

Fourth: The total number of shares of all classes of stock which the Corporation shall have authority to issue shall be thirty five billion ten million (35,010,000,000) shares, of which thirty five billion (35,000,000,000) shares shall be common stock, par value $.0001 per share (the "Common Stock") and ten million (10,000,000) shares shall be preferred stock, par value $.001 per share (the "Preferred Stock"). All of the shares of Common Stock shall be of one class, and shall have the same rights and preferences. When consideration is received for each share of Common Stock and Preferred Stock issued, each share will be fully paid and nonassessable.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:30 PM 09/21/2016
FILED 04:30 PM 09/21/2016
SR 20165885364 - File Number 3547826

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 21ST day of SEPTEMBER, 2016.

By: Lloyd T. Spencer
Authorized Officer

Title: PRESIDENT

Name: Lloyd T. Spencer
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